Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-34510, 333-59316, 333-81172, 333-92276, 333-102907, 333-112380 and 333-116866) pertaining to the 1999 Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan, the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan and the 2000 Employee Stock Purchase Plan of InterMune, Inc., (Form S-1 No. 333-45460) and (Forms S-3 Nos. 333-75794, 333-115516 and 333-139713) and in the related Prospectuses of our report dated March 10, 2009 (except for the retrospective adjustments and revised disclosures summarized in Note 1 and discussed in Notes 12, 14 and 21, as to which the date is August 27, 2009), with respect to the consolidated financial statements of InterMune, Inc., included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP

Palo Alto, California
August 27, 2009